UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2006, Xethanol Corporation (“Xethanol”) and Christopher d’Arnaud-Taylor, the company’s former Chairman, President and Chief Executive Officer, entered into a termination agreement under which Xethanol and Mr. d’Arnaud-Taylor agreed that Mr. d’Arnaud-Taylor’s employment by, and his position as an officer of, the company was terminated effective as of August 22, 2006 (the “Termination Date”). The agreement provides that Mr. d’Arnaud-Taylor will continue to serve as a director of the company for the remainder of his current term.

Under the termination agreement, Xethanol will continue to pay Mr. d’Arnaud-Taylor his salary and maintain his employment benefits as in effect immediately prior to the Termination Date through September 30, 2006 and Xethanol will pay Mr. d’Arnaud-Taylor $100,000 in severance on the three-month anniversary of the Termination Date. The agreement provides that, subject to Mr. d'Arnaud-Taylor's compliance with the terms of the agreement, the exercise periods of the options to purchase 250,000 shares of common stock at an exercise price of $5.56 per share and 450,000 shares of common stock at an exercise price of $8.32 per share that were granted to Mr. d’Arnaud-Taylor on February 28, 2006 and June 12, 2006, respectively, are extended until the third anniversary of the Termination Date with respect to one half of each option. The options are otherwise terminated. The agreement also provides that Xethanol will reimburse Mr. d’Arnaud-Taylor for any reasonable and appropriately documented business expenses he may have incurred prior to the Termination Date in the performance of his duties as an employee of the company and that Mr. d’Arnaud-Taylor will be entitled to continue his coverage under the company’s group medical and dental plans to the extent provided in and subject to the terms and conditions of the company’s standard policy.

Under the termination agreement, Mr. d’Arnaud-Taylor agreed to provide such advisory and consulting services as Xethanol may reasonably request during the three months after the Termination Date to permit the order transfer of his duties to other company personnel and not to solicit employees of the company during the period ending on the first anniversary of the Termination Date. The agreement also provides for Xethanol and Mr. d’Arnaud-Taylor to mutually release each other from all claims arising prior to the date of the agreement, other than claims based on the released party’s willful acts, gross negligence or dishonesty and, with respect to Mr. d’Arnaud-Taylor’s release of Xethanol, claims vested before the date of the agreement for benefits under the company’s employee benefit plans and claims for indemnification for acts as an officer of the company.

On August 25, 2006, Xethanol and Mr. d’Arnaud-Taylor also entered into a consulting agreement under which Mr. d’Arnaud-Taylor agreed to provide such consulting and advisory services as Xethanol may reasonably request from time to time. During the term of the agreement, Xethanol will pay Mr. d’Arnaud-Taylor $15,000 per month (payable monthly in arrears) and reimburse him for any reasonable and appropriately documented business expenses he may incur in the performance of his duties under the agreement. The agreement provides that Mr. d’Arnaud-Taylor is not required to dedicate more than eight days in any calendar month to the performance of services under the agreement and that if he does provide services for more than eight days in any calendar month, Xethanol will pay him an additional $2,000 for each additional day or part thereof.

The consulting agreement has a term of one year, subject to earlier termination by Xethanol if Mr. d’Arnaud-Taylor fails to perform his duties under the agreement. Upon the termination of the agreement, Xethanol will have no obligation to Mr. d’Arnaud-Taylor other than payment obligations accrued prior to the termination date, which will be paid within 15 days of the termination date. The agreement includes covenants by Mr. d’Arnaud-Taylor regarding confidentiality, competition and solicitation of Xethanol’s customers, suppliers and employees.

A copy of the press release announcing the consulting agreement is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Exhibits

The following is the Index of Exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

99.1	Press release issued by Xethanol Corporation on August 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: August 31, 2006	By: /s/ Louis B. Bernstein
Louis B. Bernstein
Interim Chief Executive Officer